Exhibit 99.1

For Immediate Release:	Contact:

W. Curtis Draper, UCI (817) 329-3045

Dave Barron, UCI (812) 867-4727

Ted Swaldo, ASC (330) 899-0340
United Components To Acquire ASC Industries
Transaction to create UCI Centers of Excellence for production of water and fuel pumps
EVANSVILLE, IN and NORTH CANTON, OH, March 9, 2006 – United Components, Inc. (UCI) and ASC Industries, Inc. announced today that they have entered into a definitive agreement under which United Components will acquire the capital stock of water pump manufacturer ASC. The transaction values ASC at $154.7 million, including assumption of certain debt, and also calls for UCI to pay ASC stockholders an additional $4 million in purchase price following the acquisition based upon the achievement of certain operational objectives. Completion of the transaction is subject to regulatory approval and other customary closing conditions.
The acquisition allows for the expansion and acceleration of a powerful and efficient global sourcing and manufacturing platform. The transaction also advances UCI’s strategy to create Centers of Excellence in which business units are dedicated to specific product lines. In this move, ASC will become the company’s Center of Excellence for water pump production and Airtex will continue as the Center of Excellence for fuel pumps.
“ASC is an innovative company that has an excellent growth trend. ASC has leveraged their unique business model and import strategy to quickly become an industry leader in water pump manufacturing,” said Bruce Zorich, CEO of UCI. “We are very pleased to welcome ASC into the UCI family. We believe the combining of ASC with our existing water pump business will be an excellent fit and result in a strong, efficient business that will compete well in today’s increasingly competitive global marketplace.”
“We’re very excited to partner with UCI,” said Ted Swaldo, President and CEO of ASC. “We look forward to continuing ASC’s tradition of quality and innovation as part of the UCI team.”
Once the acquisition is complete, ASC will become the 7th operating unit in the United Components group, which includes Airtex, Champion Laboratories, Wells Manufacturing Corp, Neapco, Flexible Lamps and Pioneer, Inc.
United Components, Inc. is a leading designer, manufacturer and distributor of a broad range of filtration products, fuel and cooling systems products, engine management systems, driveline components and lighting systems, for the automotive, trucking, marine, mining, construction, agricultural and industrial markets. UCI operates through an established network of manufacturing facilities, distribution centers and offices located throughout the United States, Europe, Canada, Mexico and China with a global work force of more than 6,600 employees. UCI offers one of the industry’s most comprehensive lines of products consisting of approximately 60,000 part numbers and has leading market positions in its primary business lines.
Founded in 1976, ASC Industries, Inc. is located in North Canton, Ohio in Foreign Trade Zone #181. ASC Industries is a leading manufacturer of automotive water pumps and industrial components. ASC specializes in the global sourcing, supply chain management, assembly, and distribution of those products.
Statements in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could affect the UCI’s actual results. Information regarding the important factors that could cause UCI’s actual results to differ materially from the forward-looking statements contained in this release can be found in United Components’ reports filed with the Securities and Exchange Commission.
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